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                                                                      Exhibit 5








                                                                  June 22, 1998


Day International Group, Inc.
P.O. Box 338
130 West Second Street
Dayton, Ohio 45401-0338


                       Registration Statement on Form S-4
                         Day International Group, Inc.

                          (Registration No. 333-51839)

                       __________________________________


Ladies and Gentlemen:



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Day International Group, Inc.                                     June 22, 1998







     We have acted as special counsel to Day International Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended, the "Registration Statement"), which includes a form of prospectus (the "Prospectus") relating to the proposed exchange by the Company of (i) $115,000,000 aggregate principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2008 for up to $115,000,000 aggregate principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2008 (the "New Notes"), which are to be registered under the Act and (ii) 36,071 shares of the Company's 12 1/4% Senior Exchangeable Preferred Stock due 2010 for up to 36,071 shares of the Company's 12 1/4% Senior Exchangeable Preferred Stock due 2010 (the "New Exchangeable Preferred Stock" and, together with the New Notes, the "New Securities"), which are to be registered under the Act.


     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     We are of the opinion that the New Securities to be offered pursuant to the Registration Statement will be validly issued and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their

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Day International Group, Inc.                                     June 22, 1998



terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in an action at law or in equity).

     We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.

     We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                             Very truly yours,



                                             /s/  Debevoise & Plimpton